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

 FORM 3
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION
                                                    WASHINGTON, D.C. 20549

                                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting       |  2. Date of Event Re-   |  4. Issuer Name and Ticker or Trading Symbol
   Person(1)                           |     quiring Statement   |       NS Group Inc. (NSS)
                                       |     (Month/Day/Year)    |------------------------------------------------------------------
---------------------------------------|                         | 5. Relationship of Reporting     | 6. If Amendment, Date of
(Last)        (First)       (Middle)   |      7/1/02             |    Person(s) to Issuer           |    Original (Month/Day/Year)
                                       |-------------------------|    (Check all applicable)        |
Ferrara, Jr.   Albert         E.       |  3. IRS or Social       | ___ Director      _____ 10% Owner|-------------------------------
---------------------------------------|     Security Number     | _X_ Officer       _____ Other    | 7. Ind.or Joint/Group Filing
               (Street)                |     of Reporting        |     (give title         (specify |    (Check applicable line)
                                       |     Person (Voluntary)  |      below              below)   | _X_ Form Filed by One
NS Group, Inc.                         |                         |                                  |     Reporting Person
530 West Ninth Street                  |                         |                                  | ___ Form FIled by More than
                                       |                         |      ------------------------    |     One Reporting Person
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(City)          (State)         (Zip)

Newport           KY          41071       TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                   | 2. Amount of Securities         | 3. Ownership         | 4. Nature of Indirect Beneficial
   (Instr. 4)                          |    Beneficially Owned           |    Form: Direct      |    Ownership (Instr. 4)
   See Note 1 under Explanation of     |    (Instr. 4)                   |    (D) or Indirect   |
   Responses                           |                                 |    (I)  (Instr. 5)   |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
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(1) If the form is filed by more than one reporting person, see Instruction 5(b)(v)                                           (Over)
    Reminder: Report on a separate line for each class of securities beneficially owned, directly or indirectly.
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FORM 3 (CONTINUED)
        TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Date Exer-  | 3.Title and Amount of Securities | 4.Conver- | 5. Owner-   | 6. Nature of Indirect
  (Instr. 4)                   |   cisable and |   Underlying Derivative Security |  sion or  |    ship     |    Beneficial
                               |   Expiration  |   (Instr. 4)                     |  Exercise |    Form of  |    Ownership
                               |   Date        |                                  |  Price of |    Deriv-   |    (Instr. 5)
  Stock Option (right to buy)  |   (Month/Day/ |                                  |  Deriv-   |    ative    |
  See Note 2                   |   Year)       |                                  |  ative    |    Security:|
                               |---------------|----------------------------------|  Security |    Direct   |
                               |Date   | Expir-|                         | Amount |           |    (D) or   |
                               |Exer-  | ation |         Title           | or     |           |    Indirect |
                               |cisable| Date  |                         | Number |           |    (I)      |
                               |       |       |                         | of     |           |  (Instr. 5) |
                               |       |       |                         | Shares |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
 Stock Option (right to buy)   |See    |       |                         |        |           |             |
 See Note 2                    |Note 2 | 7/1/12| Common Stock            |30,000  |   $9.34   |  Direct     |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
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Explanation of Responses:

                                                                          /s/ Albert E. Ferrara, Jr.                July 8, 2002
Note 1: As of the date of the event requiring filing of this          ------------------------------------        -----------------
Form 3 (July 1, 2002), Mr. Ferrara did not beneficially own              Signature of Reporting Person(1)                Date
any non-derivative securities of NS Group, Inc.

Note 2: Acquired by Mr. Ferrara pursuant to the NS Group, Inc. 1995 Stock Option and Stock Appreciation Rights Plan in a transaction exempt pursuant to Rule 16(b)(3). Option grant on July 1, 2002 was in connection with Mr. Ferrara's employment. Exercisable in annual increments of 33 1/3%, beginning with the first anniversary of the date of grant.

(1) Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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